EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 2/19/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/31/2024	Buy	800	10.22
2/6/2025	Sell	60,123	10.71
2/7/2025	Sell	900	10.69
2/10/2025	Sell	200	10.71
2/11/2025	Sell	68,760	10.68
2/13/2025	Sell	28,588	10.61
2/14/2025	Sell	60,407	10.72
2/18/2025	Sell	124,420	10.70
2/19/2025	Sell	37,024	10.72